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                                                                       EXHIBIT 1

                                 LOAN AGREEMENT

This Loan Agreement (this "Agreement") is entered into on February 11, 2003, by and between Gazit-Globe (1982) Ltd., an Israeli corporation (the "Lender") and MGN AMERICA, INC., a Nevada corporation (the "Borrower"); the Lender and the Borrower shall collectively be referred to herein as the "Parties".

                              W I T N E S S E T H:

WHEREAS MGN (USA), Inc. committed to purchase up to 4,284,820 Common Stock Shares (the "Shares") of Equity One, Inc. ("EQY") according to a Common Stock Purchase Agreement (the "Share Purchase Agreement") between EQY and MGN (USA), Inc. and MGN
                  (USA), Inc. subsequently assigned its rights to purchase the Shares to the Borrower pursuant to an Assignment Agreement (the "Assignment Agreement") between MGN (USA), Inc. and the Borrower; and

WHEREAS the Borrower is a subsidiary indirectly wholly owned by Lender; and

WHEREAS the Borrower requested a loan from the Lender, and the Lender has agreed to make a loan to the Borrower, for the purpose of financing the purchase price of the Shares according to the Share Purchase Agreement, upon the terms and conditions contained below;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       The above recitals are an integral part hereof.

2. Immediately prior to each of the Closings, as this term is defined in the Share Purchase Agreement, the Lender will lend the Borrower the purchase price of the Shares to be transferred to the Borrower at such Closing.

         According to the provisions of the Share Purchase Agreement and the Assignment Agreement, the aggregate number of Shares to be purchased by Borrower in all Closings shall be no less than 3,720,000 Shares and no more than 4,284,820 Shares, and therefore the total amount of the loan will be no less than US$49,476,000 and no more than US$56,988,106 (each and all of such amounts shall be referred to as the "Loan").

3. 50% of the Loan shall bear interest at the rate of 3 months Libor + 2.2% per year ("Part A of the Loan"), and 50% of the Loan shall bear interest at the rate of 3 months Libor + 2% per year ("Part B of the Loan"). Interest shall be calculated on the basis of a 360 day year.

4. The repayment of principal of the Loan (or any part of the Loan) shall be as follows:

         4.1. 25% of the principal of Part A of the Loan, which constitutes 12.5% of the entire Loan, shall be paid during the first 3 years as of the grant of the Loan (or any part of the Loan), in 12 installments each at the end of every 3-months-quarter (ending on March 31, June 30, September 30 and December 31).

         4.2. 75% of the principal of Part A of the Loan, which constitutes 37.5% of the entire Loan, shall be paid in one installment to be paid at the end of 36 months as of the grant of the Loan (or any part of the Loan).

         4.3. The principal of the entire Part B of the Loan, which constitutes 50% of the entire Loan, shall be paid in one installment to be paid at the end of 60 months as of the grant of the Loan (or any part of the Loan).

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5.       Payment of interest shall be made at the end of every 3-months-quarter
         (ending on March 31, June 30, September 30 and December 31) as of the grant of the Loan (or any part of the Loan).

6. As a security for the repayment of the Loan, the Borrower shall pledge the Shares to Bank. The Borrower shall provide and sign any documents and instruments as required for the pledge of the Shares.

IN WITHNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on their behalf, by their respective officers, thereunto duly authorized, on the date first written above.

                                           GAZIT-GLOBE (1982) LTD.

                                           By: /s/ Dori Segal
                                               --------------------------------
                                           Name: Dori Segal
                                           Title: President

                                           By: /s/ Gil Kotler
                                               --------------------------------
                                           Name: Gil Kotler
                                           Title: CFO

                                           MGN AMERICA, INC.

                                           By: /s/ Dori Segal
                                               ---------------------------------
                                           Name:
                                           Title:

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